Exhibit 99.1

Armata Pharmaceuticals Announces Appointment of Biopharmaceutical Commercial Executive

Daniel B. Gilmer, Ph.D. to its Board of Directors

LOS ANGELES, Calif., April 27, 2026 -- Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a late clinical-stage biotechnology company focused on the development of high-purity, pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections, today announced that Daniel B. Gilmer, Ph.D. has joined the Company’s Board of Directors, effective April 24, 2026. Dr. Gilmer has served as Senior Director, Commercial Quality U.S. Team Lead at Pfizer Inc. (“Pfizer”) since February 2025.

“I am pleased to welcome Daniel to our Board and look forward to leveraging his many years of experience spanning scientific discovery, commercial strategy, and patient access,” stated Robin C. Kramer, Chair of Armata’s Board of Directors. “Daniel has discovered and helped advance first-in-class anti-infective candidates and has played pivotal roles in the launch and commercialization of breakthrough therapies and diagnostics, including leading the U.S. launch of PAXLOVIDTM. His perspectives on antimicrobial resistance, diagnostics, and access to innovation will be invaluable as we continue to advance our phage-based pipeline to commercialization.”

“I am very excited to join Armata’s Board and work alongside my fellow Directors and the leadership team to help the Company achieve its clinical and commercial goals,” stated Dr. Gilmer. “Armata is developing precisely targeted bacteriophage therapeutics that have the potential to address the growing global crisis of antibiotic resistance. I look forward to contributing my experience in launching innovative anti-infectives and access-oriented initiatives to support this mission.”

Daniel B. Gilmer, Ph.D. is an accomplished healthcare executive. At Pfizer, he leads an organization responsible for quality and promotional review across 50+ U.S. brands. His team works closely with medical, legal, and regulatory subject matter experts to advise commercial stakeholders on content quality, compliance, and risk-benefit balance. Previously, from April 2022 to February 2025, Dr. Gilmer led cross-functional teams in Pfizer’s Antiviral and Diagnostics Business, where he launched PAXLOVIDTM in the United States as it received New Drug Approval from the U.S. Food and Drug Administration (the “FDA”). Earlier at Pfizer, from April 2021 to April 2022, Dr. Gilmer worked in Inflammation & Immunology Commercial Development, where he helped shape strategy for a portfolio of rheumatology and immunology assets. Dr. Gilmer joined Pfizer in Research & Development in May 2019, where he contributed to Pfizer’s COVID-19 vaccine-enabling operating model and R&D portfolio strategy.

Dr. Gilmer is an equal co-inventor on the patent for Exebacase (also termed “CF-301” or “PlySs2”), a first-in-class Streptococcus bacteriophage lysin. Exebacase received Fast Track and Breakthrough Therapy designations from the FDA before advancing to Phase 3 clinical trials. Dr. Gilmer has authored multiple peer-reviewed publications on phage lysins and antimicrobial resistance. Prior to joining Pfizer, Dr. Gilmer worked at McKinsey & Co. focusing on commercial growth strategies, market access, and lean manufacturing in the United States, Canada, and France. Earlier in his career, he conducted microbiology and infectious disease research at leading academic institutions and the National Institutes of Health.

He has a Ph.D. in Microbiology from Rockefeller University (RU) and a B.S. from Howard University. As an RU alum, he serves on both the RU Board of Trustees Educational Affairs Committee and the RU Ford Center Incubator selection committee. He is a member of the New York Academy of Sciences and a term member at the Council on Foreign Relations.

About Armata Pharmaceuticals, Inc.

Armata is a late clinical-stage biotechnology company focused on the development of high-purity pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, S. aureus, and other important pathogens. Armata is committed to advancing phage therapy with drug development expertise that spans bench to clinic including in-house phage-specific current Good Manufacturing Practices (“cGMP”) manufacturing to support full commercialization.

Forward Looking Statements

This communication contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events, results or to Armata’s future financial performance and involve known and unknown risks, uncertainties and other factors which may cause Armata’s actual results, performance or events to be materially different from any future results, performance or events expressed or implied by the forward-looking statements. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this communication and are subject to risks and uncertainties including risks related to Armata’s development of bacteriophage-based therapies; Armata's planned clinical trials; ability to staff and maintain its production facilities under fully compliant cGMP; ability to meet anticipated milestones in the development and testing of the relevant product; ability to be a leader in the development of phage-based therapeutics; ability to achieve its vision, including improvements through engineering and success of clinical trials; ability to successfully complete preclinical and clinical development of, and obtain regulatory approval of its product candidates and commercialize any approved products on its expected timeframes or at all; and Armata’s estimates regarding anticipated operating losses, capital requirements and needs for additional funds. Additional risks and uncertainties relating to Armata and its business can be found under the caption “Risk Factors” and elsewhere in Armata’s filings and reports with the U.S. Securities and Exchange Commission (the “SEC”), including in Armata’s Annual Report on Form 10-K, filed with the SEC on March 25, 2026, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

ir@armatapharma.com

310-665-2928

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569